EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

FOR FURTHER INFORMATION:
Vicon Industries: Joan Wolf
631/952-2288
Bliss, Gouverneur & Associates: John Bliss
212/840-1661


                 VICON INDUSTRIES REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 13, 2004 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the third fiscal quarter and nine months ended June 30, 2004. The announcement was made by CEO Ken Darby.

Net sales for the third fiscal quarter were $13.6 million, an increase of 4% compared with $13.1 million for the previous fiscal year period. A net loss was incurred of $425,000 ($.09 per share), compared with net income of $30,000 ($.01 per share) for the same period last fiscal year.

For the nine months, net sales were $40.1 million, an increase of 5% from $38.2 million reported for the year-ago period. A net loss of $1.2 million ($.26 per share) was incurred compared with a net loss of $4.8 million ($1.03 per share) for the year ago period. The year ago nine-month period includes the combined effects of a goodwill impairment charge and a deferred tax asset valuation allowance aggregating $3.5 million or $.75 per share.

Commenting on the third quarter, Mr. Darby said sales in foreign markets grew 19% to $5.5 million while U.S. revenues declined 4% to $8.1 million. For the nine months, foreign sales totaled $16.9 million, an 11% increase, while U.S. sales were $23.2 million, up 1%. Gross profit margins in the quarter declined to 36.9% compared with 40.3%. The margin decline was caused in part by a $316,000 inventory charge related to a product line phase out. Quarterly operating expenses increased $190,000 or 4% principally as a result of higher foreign sales office expenses. Mr. Darby said new orders in the third quarter totaled $13.7 million compared with $15.3 million in the year ago period.

During the quarter, Vicon was presented with the Frost & Sullivan Technology Leadership Award in the field of video surveillance. According to a security industry analyst at Frost & Sullivan, Vicon received the award for "being at the forefront of the digital video evolution through the development of
ViconNet(tm), a software platform capable of supporting multiple levels of digital video recorders as well as future Vicon IP video products...to create a comprehensive digital video management system". Frost & Sullivan is a global leader in growth consulting and industry research. Darby said it was rewarding to receive third party recognition of Vicon's substantial development efforts with digital video. For the June quarter, Vicon recorded sales of $3.3 million of ViconNet(tm) based products.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

                                       Vicon Industries, Inc.
                                       Summary of Operations

                        Three Months Ended June 30,   Nine Months Ended June 30,
                        ---------------------------   --------------------------
                              2004          2003          2004         2003
                          -----------    -----------  ------------  -----------

Net sales                 $13,573,000    $13,051,000   $40,145,000  $38,151,000

Gross profit                5,004,000      5,257,000    15,376,000   13,798,000

Operating income (loss)      (359,000)        83,000      (912,000)  (1,510,000)

Income (loss) before
  income taxes               (366,000)        59,000      (911,000)  (1,564,000)

Income tax expense-Note 1      59,000         29,000       293,000    1,839,000

Income (loss) before
  cumulative effect of a
  change in accounting
  principle                  (425,000)        30,000    (1,204,000)  (3,403,000)

Cumulative effect of a
  change in accounting
  principle-Note 2              -             -             -        (1,373,000)
                          -----------    -----------   -----------  -----------
 Net income (loss)        $  (425,000)   $    30,000   $(1,204,000) $(4,776,000)
                          ===========    ===========   ===========  ===========

Basic and diluted earnings (loss) per share:
--------------------------------------------
Earnings (loss) before
  cumulative effect of a
  change in accounting
  principle               $   (.09)      $    .01      $  (.26)     $   (.73)

Cumulative effect of a
  change in accounting
  principle               $     -        $     -       $    -       $   (.30)
                          -----------    -----------   ---------    -----------
Earnings (loss) per share $   (.09)      $    .01      $  (.26)     $  (1.03)
                          ===========    ===========   =========    ===========

Shares used in computing
    earnings (loss) per share:

      Basic                 4,606,000       4,627,000    4,606,000    4,637,000
      Diluted               4,606,000       4,666,000    4,606,000    4,637,000

Note 1: 2003 figures include a $2.1 million deferred tax asset valuation allowance charge.

Note 2: Represents goodwill write-off as a result of adopting a new accounting standard.